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News from Aon
Aon Reports Fourth Quarter and Full Year 2021 Results
Fourth Quarter Key Metrics and Highlights
•Total revenue increased 4% to $3.1 billion, including organic revenue growth of 10%
•Operating margin increased 760 basis points to 31.6%, and operating margin, adjusted for certain items, increased 590 basis points to 32.8%
•EPS increased 72% to $3.90, and EPS, adjusted for certain items, increased 42% to $3.71
•Repurchased 6.7 million Class A Ordinary Shares for approximately $2.0 billion
•Appointed Jillian Slyfield as Chief Innovation Officer, a proven Aon leader who will build on the firm's innovation at scale strategy, delivering new sources of value for clients

Full Year Key Metrics and Highlights
•Total revenue increased 10% to $12.2 billion, including organic revenue growth of 9%
•Operating margin decreased 800 basis points to 17.1%, and operating margin, adjusted for certain items, increased 160 basis points to 30.1%
•EPS decreased 34% to $5.55, and EPS, adjusted for certain items, increased 22% to $12.00
•Cash flows from operations decreased 22% to $2,182 million and free cash flow decreased 23% to $2,045 million, primarily driven by the $1 billion termination fee payment and additional payments related to terminating the combination with WTW
•Repurchased 12.4 million Class A Ordinary Shares for approximately $3.5 billion
DUBLIN - February 4, 2022 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2021.
Net income attributable to Aon shareholders in the fourth quarter increased 64% to $863 million, or $3.90 per share, compared to $525 million, or $2.27 per share, in the prior year period. Net income per share, adjusted for certain items, increased 42% to $3.71, including an unfavorable impact of $0.03 per share if prior year period results were translated at current period foreign exchange rates ("foreign currency translation"), compared to $2.62 in the prior year period. Certain items that impacted fourth quarter results and comparisons with the prior year period are detailed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.
"In the fourth quarter, our colleagues delivered 10% organic revenue growth, an outstanding finish to a very strong year, contributing to full year organic revenue growth of 9%, margin expansion of 160 basis points, and EPS growth of 22%." said Greg Case, Chief Executive Officer. "These results are a direct outcome of our Aon United strategy. We’re accelerating innovation, with a focus on developing and scaling proven solutions to serve new and existing clients. This gives us confidence in our ability to build even greater momentum in 2022."

FOURTH QUARTER 2021 FINANCIAL SUMMARY
Total revenue in the fourth quarter increased 4% to $3.1 billion compared to the prior year period driven by 10% organic revenue growth, partially offset by a 5% unfavorable impact from divestitures, net of acquisitions, and a 1% unfavorable impact from foreign currency translation.
Total operating expenses in the fourth quarter decreased 6% to $2.1 billion compared to the prior year period due primarily to a $200 million positive impact from the repatterning of discretionary expenses within the year, as described in previous periods, a $64 million decrease in expenses related to divestitures, net of acquisitions, a $44 million decrease in transaction costs, and a $12 million favorable impact from foreign currency translation, partially offset by an increase in expense associated with 10% organic revenue growth and investments in long-term growth.
Foreign currency translation in the fourth quarter had a $6 million, or $0.03 per share, unfavorable impact on U.S. GAAP net income and a $7 million, or $0.03 per share, unfavorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.16 per share, or an approximately $48 million decrease in operating income, in the first quarter of 2022.
Effective tax rate used in the Company's U.S. GAAP financial statements for the fourth quarter was 15.7%, compared to 14.7% in the prior year period, primarily driven by changes in the geographical distribution of income and a net favorable impact from discrete items. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the fourth quarter decreased to 12.2% compared to 13.4% in the prior year period, also primarily driven by changes in the geographical distribution of income and a net favorable impact from discrete items. The prior year period also included a net favorable impact from discrete items. These adjustments are discussed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.
Weighted average diluted shares outstanding decreased to 221.2 million in the fourth quarter compared to 230.9 million in the prior year period. The Company repurchased 6.7 million Class A Ordinary Shares for approximately $2.0 billion in the fourth quarter. As of December 31, 2021, the Company had approximately $1.7 billion of remaining authorization under its share repurchase program.
FULL YEAR 2021 CASH FLOW SUMMARY
The full year 2021 cash flow summary provided below includes supplemental information related to free cash flow, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 9 of this press release.

Cash flows provided by operations for 2021 decreased 22%, or $601 million, to $2,182 million compared to the prior year primarily driven by the $1 billion termination fee payment and additional payments related to terminating the combination with WTW, partially offset by strong revenue growth.
Free cash flow for 2021, defined as cash flow from operations less capital expenditures, decreased 23%, or $597 million, to $2,045 million compared to the prior year, reflecting a decrease in cash flows from operations as described above, partially offset by a $4 million decrease in capital expenditures.

FOURTH QUARTER 2021 REVENUE REVIEW
The fourth quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 9 of this press release.

	Three Months Ended December 31,
(millions)	2021	2020	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Commercial Risk Solutions	$1,847	$1,664	11%	(1)%	—%	—%	12%
Reinsurance Solutions	222	197	13	(1)	—	1	13
Health Solutions	651	751	(13)	(1)	—	(19)	7
Wealth Solutions	364	357	2	—	—	1	1
Elimination	(4)	(4)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,080	$2,965	4%	(1)%	—%	(5)%	10%
Total revenue increased $115 million, or 4%, to $3,080 million, compared to the prior year period, including organic revenue growth of 10% driven by ongoing strong retention, new business generation, and management of the renewal book portfolio, as well as double-digit growth overall in the more discretionary portions of the business.
Commercial Risk Solutions organic revenue growth of 12% reflects growth across every major geography driven by strong new business generation, retention, and management of the renewal book portfolio. Strength in retail brokerage was highlighted by double-digit growth in the U.S., Latin America, EMEA, and Asia, driven by double-digit growth in core P&C, as well as double-digit growth in transaction solutions and project-related work. Results also reflect solid growth globally in the affinity business across both consumer and business solutions, including growth in the travel and events practice. On average globally, exposures and pricing were modestly positive, which resulted in a modestly positive market impact.
Reinsurance Solutions organic revenue growth of 13% reflects double-digit growth in treaty, driven by continued net new business generation globally and strong retention, as well as solid growth in facultative placements and capital markets transactions. Market impact was modestly positive on results in the quarter.
Health Solutions organic revenue growth of 7% reflects growth globally in core health and benefits brokerage, driven by strong retention and management of the renewal book portfolio. Strength in the U.S. reflects double-digit growth in core health and benefits brokerage and in voluntary benefits and enrollment solutions. Results also reflect strong growth in human capital, driven by both rewards and assessments solutions. Results include a negative impact from the timing of certain revenue, as described in the third quarter.
Wealth Solutions organic revenue growth of 1% reflects growth in investments, including double-digit growth in delegated investment management. In retirement, an increase in project-related work in EMEA was offset by a decline in project-related work in North America.

FOURTH QUARTER 2021 EXPENSE REVIEW

	Three Months Ended December 31,
(millions)	2021	2020	$ Change	% Change
Expenses
Compensation and benefits	$1,556	$1,635	$(79)	(5)%
Information technology	118	119	(1)	(1)
Premises	76	74	2	3
Depreciation of fixed assets	41	43	(2)	(5)
Amortization and impairment of intangible assets	35	41	(6)	(15)
Other general expense	280	340	(60)	(18)
Total operating expenses	$2,106	$2,252	$(146)	(6)%
Compensation and benefits expense decreased $79 million, or 5%, compared to the prior year period due primarily to a $200 million positive impact from the repatterning of discretionary expenses within the year, as previously described, a $14 million decrease in expenses related to divestitures, net of acquisitions, and a $9 million favorable impact from foreign currency translation, partially offset by an increase in expense associated with 10% organic revenue growth and investments in long-term growth.
Information technology expense decreased $1 million, or 1%, compared to the prior year period due primarily to a $3 million decrease in expenses related to divestitures, net of acquisitions, partially offset by an increase in expense associated with 10% organic revenue growth and investments in long-term growth.
Premises expense increased $2 million, or 3%, compared to the prior year period.
Depreciation of fixed assets expense decreased $2 million, or 5%, compared to the prior year period.
Amortization and impairment of intangible assets expense decreased $6 million, or 15%, compared to the prior year period.
Other general expense decreased $60 million, or 18%, compared to the prior year period due primarily to a $46 million decrease in expenses related to divestitures, net of acquisitions, and a $44 million decrease in transaction costs, partially offset by an increase in expense associated with 10% organic revenue growth and an increase in travel and entertainment expense.

FOURTH QUARTER 2021 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margins in the fourth quarters of 2021 and 2020, which are also described in detail in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.

	Three Months Ended December 31,
(millions)	2021	2020	% Change
Revenue	$3,080	$2,965	4%
Expenses	2,106	2,252	(6)
Operating income	$974	$713	37%
Operating margin	31.6%	24.0%
Operating income - as adjusted	$1,009	$798	26%
Operating margin - as adjusted	32.8%	26.9%

Operating income increased to $974 million, or 37%, and operating margin increased 760 basis points to 31.6%, each compared to the prior year period. Adjusting for certain items detailed on page 10 of this press release, operating income increased $211 million, or 26%, and operating margin increased 590 basis points to 32.8%, each compared to the prior year period. Operating income and margin primarily reflect a $200 million, or 650 basis points, positive impact from the repatterning of discretionary expenses, as previously described. Excluding this impact, operating income and operating margin primarily reflect strong organic revenue growth, an increase in expenses, and investments in long-term growth.
Interest income increased $1 million to $2 million compared to the prior year period. Interest expense increased $3 million to $85 million compared to the prior year period reflecting higher outstanding debt balances. Other income increased $150 million to $145 million compared to the prior year period, primarily reflecting a gain on sale of the Aon Retiree Health ExchangeTM business. Other pension income decreased $1 million to $2 million compared to the prior year period. Other income - as adjusted of $19 million primarily reflects a gain on sale of a business in the Wealth solution line.

2021 FULL YEAR SUMMARY
Total revenue in 2021 increased 10% to $12.2 billion compared to the prior year, driven by 9% organic revenue growth and a 2% favorable impact from foreign currency translation, partially offset by a 1% unfavorable impact from divestitures, net of acquisitions.
Net income attributable to Aon shareholders was $1,255 million, or decreased 34% to $5.55 per share, compared to $1,969 million, or $8.45 per share, in the prior year. Net income per share, adjusted for certain items, increased 22% to $12.00, including a favorable impact of $0.23 per share from foreign currency translation, compared to $9.81 in the prior year. Certain items that impacted full year results and comparisons against the prior year are detailed in "Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share" on page 10 of this press release.
During 2021, the Company repurchased approximately 12.4 million Class A Ordinary Shares for approximately $3.5 billion at an average price of $286.82 per share.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, February 4, 2022 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE:AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations and the uncertainty surrounding the COVID-19 pandemic. All statements, other than statements of historical facts that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, and references to future successes, are forward-looking statements. Also, when Aon uses the words such as "anticipate", "believe", "estimate", "expect", "intend", "plan", "probably", "potential", "looking forward", or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s withdrawal from the European Union; changes in the competitive environment or damage to Aon’s reputation; fluctuations in exchange and interest rates that could influence revenue and expenses; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in Aon’s tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the Ireland, the U.K., the U.S. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effects of natural or man-made disasters, including the effects of COVID-19 and other health pandemics and the impacts of climate change; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon manages certain risks created in connection with the services, including fiduciary and investments, consulting, and other advisory services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or Aon’s relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; Aon’s ability to realize the expected benefits from its restructuring plan; and adverse effects on the market price of Aon’s securities and/or operating results.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for the years ended December 31, 2020 and 2021 are not necessarily indicative of results that may be expected for any future period, particularly in light of the continuing effects of the COVID-19 pandemic. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.
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Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the U.S. ("GAAP") related to organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted net income from continuing operations, adjusted earnings per share for continuing operations, and adjusted effective tax rate that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. The impact of foreign exchange is determined by translating last year’s revenue, expense, or net income at current period foreign exchange rates. Reconciliations to the closest GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items, such as the change to U.K. corporate income tax. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers may provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Nadine Youssef
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except per share data)	2021	2020	% Change	2021	2020	% Change
Revenue
Total revenue	$3,080	$2,965	4%	$12,193	$11,066	10%
Expenses
Compensation and benefits	1,556	1,635	(5)%	6,738	5,905	14%
Information technology	118	119	(1)%	477	444	7%
Premises	76	74	3%	327	291	12%
Depreciation of fixed assets	41	43	(5)%	179	167	7%
Amortization and impairment of intangible assets	35	41	(15)%	147	246	(40)%
Other general expense	280	340	(18)%	2,235	1,232	81%
Total operating expenses	2,106	2,252	(6)%	10,103	8,285	22%
Operating income	974	713	37%	2,090	2,781	(25)%
Interest income	2	1	100%	11	6	83%
Interest expense	(85)	(82)	4%	(322)	(334)	(4)%
Other income	145	(5)	3,000%	152	13	1,069%
Income before income taxes	1,036	627	65%	1,931	2,466	(22)%
Income tax expense (1)	163	92	77%	623	448	39%
Net income	873	535	63%	1,308	2,018	(35)%
Less: Net income attributable to noncontrolling interests	10	10	—%	53	49	8%
Net income attributable to Aon shareholders	$863	$525	64%	$1,255	$1,969	(36)%

Basic net income per share attributable to Aon shareholders
Net income	$3.94	$2.29	72%	$5.59	$8.49	(34)%
Diluted net income per share attributable to Aon shareholders
Diluted net income per share attributable to Aon shareholders	$3.90	$2.27	72%	$5.55	$8.45	(34)%
Weighted average ordinary shares outstanding - basic	219.3	229.2	(4)%	224.7	231.9	(3)%
Weighted average ordinary shares outstanding - diluted	221.2	230.9	(4)%	226.1	233.1	(3)%

(1)The effective tax rate was 15.7% and 14.7% for the three months ended December 31, 2021 and 2020, respectively, and 32.3% and 18.2% for the twelve months ended December 31, 2021 and 2020, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended December 31,
(millions)	2021	2020	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$1,847	$1,664	11%	(1)%	—%	—%	12%
Reinsurance Solutions	222	197	13	(1)	—	1	13
Health Solutions	651	751	(13)	(1)	—	(19)	7
Wealth Solutions	364	357	2	—	—	1	1
Elimination	(4)	(4)	N/A	N/A	N/A	N/A	N/A
Total revenue	$3,080	$2,965	4%	(1)%	—%	(5)%	10%

	Twelve Months Ended December 31,
(millions)	2021	2020	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$6,635	$5,861	13%	2%	—%	—%	11%
Reinsurance Solutions	1,997	1,814	10	2	—	—	8
Health Solutions	2,154	2,067	4	2	—	(8)	10
Wealth Solutions	1,426	1,341	6	3	—	1	2
Elimination	(19)	(17)	N/A	N/A	N/A	N/A	N/A
Total revenue	$12,193	$11,066	10%	2%	—%	(1)%	9%
(1)Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)Fiduciary investment income for the three months ended December 31, 2021 and 2020 was $2 million and $4 million, respectively. Fiduciary investment income for the twelve months ended December 31, 2021 and 2020 was $8 million and $27 million, respectively.
(3)Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains and losses on derivatives accounted for as hedges.
Free Cash Flow (Unaudited)

	Twelve Months Ended December 31,
(millions)	2021	2020	% Change
Cash Provided By Operating Activities	$2,182	$2,783	(22)%
Capital Expenditures	(137)	(141)	(3)
Free Cash Flow (1)	$2,045	$2,642	(23)%
(1)Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except percentages)	2021	2020	% Change	2021	2020	% Change
Revenue	$3,080	$2,965	4%	$12,193	$11,066	10%

Operating income - as reported	$974	$713	37%	$2,090	$2,781	(25)%
Amortization and impairment of intangible assets	35	41	(15)%	147	246	(40)%
Transaction costs and other charges related to the combination and resulting termination (2)	—	44	(100)%	1,436	123	1,067%
Operating income - as adjusted	$1,009	$798	26%	$3,673	$3,150	17%
Operating margin - as reported	31.6%	24.0%		17.1%	25.1%
Operating margin - as adjusted	32.8%	26.9%		30.1%	28.5%

	Three Months Ended December 31,			Twelve Months Ended December 31,
(millions, except per share data)	2021	2020	% Change	2021	2020	% Change
Operating income - as adjusted	$1,009	$798	26%	$3,673	$3,150	17%
Interest income	2	1	100%	11	6	83%
Interest expense	(85)	(82)	4%	(322)	(334)	(4)%
Other income (expense):
Other income - pensions	2	3	(33)%	21	13	62%
Other income (expense) - other - as adjusted (3)	19	(9)	311%	7	—	—%
Total Other income (expense) - as adjusted	21	(6)	450%	28	13	115%
Income before income taxes - as adjusted	947	711	33%	3,390	2,835	20%
Income tax expense (4)	116	95	22%	623	499	25%
Net income - as adjusted	831	616	35%	2,767	2,336	18%
Less: Net income attributable to noncontrolling interests	10	10	—%	53	49	8%
Net income attributable to Aon shareholders - as adjusted	821	606	35%	2,714	2,287	19%
Diluted net income (loss) per share attributable to Aon shareholders	$3.71	$2.62	42%	$12.00	$9.81	22%
Weighted average ordinary shares outstanding - diluted	221.2	230.9	(4)%	226.1	233.1	(3)%
Effective Tax Rates (4)
U.S. GAAP	15.7%	14.7%		32.3%	18.2%
Non-GAAP	12.2%	13.4%		18.4%	17.6%
(1)Certain noteworthy items impacting operating income in 2021 and 2020 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.
(2)As part of the terminated combination with WTW, certain transaction costs were incurred by the Company in 2021. These costs may include advisory, legal, accounting, valuation, and other professional or consulting fees related to the combination, including planned divestitures that have been terminated, as well as certain compensation expenses and expenses related to further steps on our Aon United operating model as a result of the termination. Additionally, this includes a $1 billion termination fee paid in connection with the termination of the combination.
(3)A gain of $124 million was recorded for the year ended December 31, 2021 related to the disposal of the Aon Retiree Health ExchangeTM business which was originally agreed upon in connection with the terminated combination with WTW. As a result of the termination of the combination, an amended agreement was executed to complete the transaction in the fourth quarter of 2021.
(4)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with accelerated tradename amortization, impairment charges, certain gains from dispositions, and certain transaction costs and other charges related to the combination and resulting termination, which are adjusted at the related jurisdictional rate. In addition, income tax expense for the year ended December 30, 2021 excludes the impact of remeasuring the net deferred tax liabilities in the U.K. as a result of the corporate income tax rate increase enacted in the second quarter of 2021.

Aon plc
Consolidated Statements of Financial Position (Unaudited)

	As of December 31,
(millions)	2021	2020
Assets
Current Assets
Cash and cash equivalents	$544	$884
Short-term investments	292	308
Receivables, net	3,094	3,070
Fiduciary assets (1)	14,386	13,798
Other current assets	716	624
Total Current Assets	19,032	18,684
Goodwill	8,434	8,666
Intangible assets, net	492	640
Fixed assets, net	529	599
Operating lease right-of-use assets	786	911
Deferred tax assets	778	724
Prepaid pension	1,366	1,280
Other non-current assets	511	610
Total Assets	$31,928	$32,114

Liabilities and equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$2,192	$2,016
Short-term debt and current portion of long-term debt	1,164	448
Fiduciary liabilities	14,386	13,798
Other current liabilities	1,331	1,171
Total Current Liabilities	19,073	17,433
Long-term debt	8,228	7,281
Non-current operating lease liabilities	772	897
Deferred tax liabilities	412	262
Pension, other postretirement, and postemployment liabilities	1,375	1,763
Other non-current liabilities	910	895
Total Liabilities	30,770	28,531

Equity
Ordinary shares - $0.01 nominal value Authorized: 500 shares (issued: 2021 - 214.8; 2020 - 225.5)	2	2
Additional paid-in capital	6,624	6,312
Retained earnings (accumulated deficit)	(1,694)	1,042
Accumulated other comprehensive loss	(3,871)	(3,861)
Total Aon Shareholders' Equity	1,061	3,495
Noncontrolling interests	97	88
Total Equity	1,158	3,583
Total liabilities and equity	$31,928	$32,114

(1)Includes funds held on behalf of clients of $6,101 million and $5,689 million as of December 31, 2021 and 2020, respectively.

Aon plc
Consolidated Statements of Cash Flows (Unaudited)

	Year ended December 31,
(millions)	2021	2020 (1) (As Revised)
Cash flows from operating activities
Net income	$1,308	$2,018
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments	(142)	(25)
Depreciation of fixed assets	179	167
Amortization and impairment of intangible assets	147	246
Share-based compensation expense	449	312
Deferred income taxes	11	9
Change in assets and liabilities:
Receivables, net	(119)	108
Accounts payable and accrued liabilities	264	186
Current income taxes	200	(17)
Pension, other postretirement and postemployment liabilities	(119)	(141)
Other assets and liabilities	4	(80)
Cash provided by operating activities	2,182	2,783
Cash flows from investing activities
Proceeds from investments	58	64
Payments for investments	(91)	(97)
Net sales (purchases) of short-term investments - non fiduciary	15	(167)
Acquisition of businesses, net of cash and funds held on behalf of clients	(14)	(368)
Sale of businesses, net of cash and funds held on behalf of clients	218	30
Capital expenditures	(137)	(141)
Cash provided by (used for) investing activities	49	(679)
Cash flows from financing activities
Share repurchase	(3,543)	(1,763)
Issuance of shares for employee benefit plans	(130)	(149)
Issuance of debt	5,973	4,153
Repayment of debt	(4,220)	(3,882)
Net increase in fiduciary liabilities	568	316
Cash dividends to shareholders	(447)	(412)
Noncontrolling interests and other financing activities	(125)	(35)
Cash used for financing activities	(1,924)	(1,772)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(235)	297
Net increase in cash and cash equivalents and funds held on behalf of clients	72	629
Cash and cash equivalents and funds held on behalf of clients at beginning of year	6,573	5,944
Cash and cash equivalents and funds held on behalf of clients at end of year	$6,645	$6,573
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$544	$884
Funds held on behalf of clients	6,101	5,689
Total cash and cash equivalents and funds held on behalf of clients	$6,645	$6,573
(1) Refer to "Revision of Previously Issued Financial Statements" as disclosed in the schedules on page 13.

Aon plc
Revision of Previously Issued Financial Statements

During the fourth quarter of 2021, the Company identified and corrected an immaterial presentation error related to Funds held on behalf of clients in the Consolidated Statements of Cash Flows.
In preparing the Company’s Consolidated Statement of Cash Flows for the year ended December 31, 2021, the Company made appropriate revisions to its Consolidated Statements of Cash Flows for historical periods. Such changes are reflected for the year ended December 31, 2020 and will also be reflected in the historical periods included in the Company’s subsequent quarterly and annual consolidated financial statements. There was no impact to the Consolidated Statements of Income, Statements of Comprehensive Income, Statements of Financial Position, or Statements of Shareholders’ Equity.
There was no impact to Cash provided by operating activities and an insignificant impact to Cash used for investing activities. Cash used for financing activities decreased by $316 million for the year ended December 31, 2020. The effect of exchange rates on cash and cash equivalents and funds held on behalf of clients increased by $219 million for the year ended December 31, 2020. There was no impact to Free cash flow.